Exhibit 99.1

ZEO ScientifiX Launches Physician-Led Patient Masterclass Program
Following Grassroots Demand in the Southeast

After training more than 600 physicians in under a year, the biologics research and products company now turns its focus to assisting physicians in educating their patients on the science of regenerative medicine.

DAVIE, FLORIDA, May 27, 2026 -- ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO ScientifiX” or the “Company”), a biologics research and products company dedicated to educating physicians on the science of regenerative medicine, today announced the formal launch of its Physician-Led Patient Masterclass program. The initiative formalizes a model that emerged organically in Vero Beach, Florida, and marks the Company’s next strategic move: helping physicians mobilize their patient population and provide critical education to current and potential patients about regenerative medicine, something physicians have indicated has been in large demand.

In the past year alone, ZEO ScientifiX trained more than 600 physicians across the Southeast in the clinical application of regenerative therapies, including the utilization of stem cells for the three indications recently permitted under Florida law: pain management, wound care, and orthopedics. That network was built quietly and deliberately. What happened in Vero Beach made clear that it was time to activate it.

A Room Full of Questions

The program did not begin as a corporate initiative. Dr. Alita Sikora, a physician based in Vero Beach, who has attended prior ZEO ScientifiX’s physician focused Masterclasses, decided to organize a local patient education event on her own. The objective was simple: inform patients in the community about regenerative medicine and potential ways regenerative medicine may be a viable health treatment option. The promotion was minimal. The response was not.

When ZEO ScientifiX Director of Growth Strategy Karlista Maroney attended one of the sessions, she found the room packed wall to wall. Chairs had run out. Patients came to understand their options for pain, wound care, and orthopedic conditions and to ask the questions a standard clinical appointment rarely leaves room for.

“I walked into that room expecting a small gathering and found it packed wall to wall. They had run out of chairs. What Dr. Sikora built, without a campaign or a playbook, was proof that this conversation was already overdue. Patients want to understand their options. They want to know what is in the products being used in their care, where they come from, and whether it is right for them. That room told me exactly where we needed to go next. Our job is to set our physicians up to have that conversation at-scale. When patients are comfortable with their physician’s knowledge of the subject and see their focus on safety and science they can make better decisions regarding their heath treatment options and ultimately the types of products they want to explore. Physicians need to be more proactive with their patients to help stimulate their practices. Demand for regenerative medicine is growing, and we intend to foster that every way possible. That is the model.”

– Karlista Maroney, Director of Growth Strategy, ZEO ScientifiX

From Physician Network to Patient Movement

The Masterclass program formalizes the structure Dr. Sikora demonstrated: a physician-hosted event designed to walk patients through the science, the appropriate use cases, and considerations of determining whether regenerative therapy is appropriate for their health plan. ZEO ScientifiX equips participating physicians with the educational framework and supporting materials. The clinical conversation remains entirely in the physician’s hands.

The program also addresses a growing patient safety concern. As regenerative medicine expands in visibility, variability in product quality and sourcing has followed. ZEO ScientifiX sees physician-led education as a mechanism to help patients understand what questions to ask and what standards to hold their providers accountable to, regardless of where they ultimately seek care.

“We built this physician network to drive clinical excellence and real practice growth. The Masterclass program is the logical extension of that work. An educated patient is a better patient. When physicians can have these conversations with their communities in depth, outcomes improve and trust is built. That is what sustainable growth looks like in this space. We are proud of what Dr. Sikora demonstrated and we are ready to scale it.”

– Sean Vega-Stanton, General Manager, ZEO ScientifiX

About the Program

The ZEO ScientifiX Physician-Led Patient Masterclass is open to physician partners across the Company’s Florida network. Events are designed to be hosted locally, tailored to the community, and grounded in clinical education. Topics include the biological basis of regenerative therapies, appropriate use cases permittable under Florida law, patient selection criteria, and product sourcing and quality standards.

Physicians interested in hosting a Patient Masterclass event may contact ZEO ScientifiX directly.

About ZEO ScientifiX (OTCQB: ZEOX)

ZEO ScientifiX is a regenerative medicine biologics research and products company dedicated to advancing patient outcomes through physician-run clinics. ZEO supplies cutting-edge biologics and regenerative therapies, partnering with clinicians to drive clinical excellence and sustainable practice growth.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact

ZEO ScientifiX, Inc.

Karlista Maroney

Director of Growth Strategy

ir@zeoscientifix.com

# # #

3